Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2022 Third Quarter Results

  Achieved Revenue Growth of 13% Compared to Prior Year Led by Digital
  Drove Mid-Teens Increase in New Customer Acquisition Across Brands in North America
  Reported GAAP EPS of $0.46 and Non-GAAP EPS of $0.51, Significantly Ahead of the Company’s Expectations
  Now On Track to Return Approximately $1.9 Billion to Shareholders in Fiscal 2022
  Announces Board of Director’s Approval of New $1.5 Billion Share Buyback Authorization

Link to Download Tapestry’s Q3 2022 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--May 12, 2022--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands including Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal third quarter ended April 2, 2022.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our third quarter results significantly exceeded expectations led by continued strong growth in North America. We drove increased customer demand at Coach, Kate Spade and Stuart Weitzman, reflecting the vibrancy of each of our brands, the power of our platform and our team’s successful execution of our strategic initiatives.”

“Our performance reinforces the meaningful runway ahead across our portfolio. We are harnessing our unique blend of magic and logic – distinctive brands amplified by an agile and data-rich platform. These differentiators enable us to deliver the continuous innovation necessary to build lasting customer relationships in the context of a rapidly evolving landscape. We remain confident in our long-term growth opportunities and steadfast in our commitment to enhance value for our customers and shareholders.”

Capital Deployment

Given Tapestry’s year-to-date outperformance, robust balance sheet, significant free cash flow generation, and outlook for growth, the Company now expects to return approximately $1.9 billion to shareholders in Fiscal 2022, an increase from the prior outlook of over $1.5 billion. In addition, the Company’s Board of Directors has approved a new $1.5 billion share repurchase program.

  Share Repurchases: Tapestry now forecasts the repurchase of $1.6 billion in common stock in the fiscal year, an increase of $350 million from the prior outlook of $1.25 billion. In the fiscal third quarter, the Company deployed $500 million to buy back approximately 13 million shares of its common stock at an average cost of $37.06 per share. During the first nine months of Fiscal 2022, Tapestry repurchased 31 million shares of its common stock for $1.25 billion, or an average cost of $39.88 per share. As of quarter-end, $350 million remained on the existing authorization, which is intended to be utilized in the fourth fiscal quarter. In addition, there is $1.5 billion available under the newly announced authorization, which the Company expects to begin utilizing in Fiscal 2023.
  Dividend Payments: The Board of Directors declared a quarterly cash dividend of $0.25 per common share payable on June 27, 2022 to shareholders of record as of the close of business on June 3, 2022 for an annual dividend rate of $1.00 per share, or approximately $270 million returned to shareholders in the fiscal year. Tapestry remains committed to increasing its dividend at a faster rate than earnings growth over time.

Third Quarter 2022 Financial Highlights

  Fueled 13% revenue growth, including double-digit increases at each brand;
  Delivered global sales ahead of expectations despite a challenging external environment; Drove revenue growth of 22% in North America, fully offsetting a mid-teens decline in Mainland China due to pressures from the resurgence of Covid;
  Achieved another quarter of strong Digital revenue gains, which rose over 20% versus last year;
  Reinvested structural SG&A savings in the business, including higher spending on growth-oriented marketing initiatives; and
  Drove EPS ahead of expectations and FY19 pre-pandemic levels.

Third Quarter 2022 Acceleration Program Highlights

In the third quarter, Tapestry continued to make meaningful progress under its Acceleration Program by sharpening the Company’s focus on the consumer, leveraging data to lead with a digital-first mindset and transforming into a leaner and more responsive organization:

  Recruited over 1.4 million new customers across channels in North America, representing a mid-teens increase versus prior year, with growth in both stores and online;
  Maintained a consumer-centric lens and fostered emotional connections with customers, resulting in higher average spend, increased repeat transactions and the continued reactivation of lapsed customers across brands;
  Realized another quarter of global AUR gains at Coach, Kate Spade, and Stuart Weitzman in each brand’s respective core category, reflecting strong brand momentum, the increasing traction of their product offerings, and price increases on select items, as well as the continued benefits from structural changes to lessen promotional activity;
  Advanced Digital capabilities through significant investments in the channel, including in talent, to improve the customer experience and drive conversion; continue to expect to achieve $2 billion in revenue in the channel in the fiscal year, representing 30% of total sales; and
  Remain on track to realize gross run-rate savings of $300 million in FY22, which is funding investments in brand-building activities.

Overview of Third Quarter 2022 Financial Results

  Net sales totaled $1.44 billion for the third quarter compared to $1.27 billion in the prior year, representing a 13% increase.
  Gross profit totaled $1.01 billion on both a reported and non-GAAP basis, while gross margin was 69.9%. As anticipated, the Company’s gross margin was negatively impacted by incremental freight expense in order to maintain product flow to meet consumer demand, which totaled $63 million or 440 basis points. This compared to prior year gross profit of $912 million and gross margin of 71.6% on both a reported and non-GAAP basis.
  SG&A expenses totaled $836 million on a reported basis and represented 58.1% of sales compared to $795 million and 62.5%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $829 million and represented 57.7% of sales compared to $729 million and 57.3%, respectively, in the year ago period.
  Operating income was $169 million on a reported basis, while operating margin was 11.8%, which compares to operating income of $117 million and operating margin of 9.2% in the prior year. On a non-GAAP basis, operating income was $176 million, while operating margin was 12.2%. This compared to operating income of $183 million and an operating margin of 14.4% in the prior year.
  Net interest expense was $15 million in the quarter compared to $17 million in the year ago period.
  Other expense was $3 million in the quarter compared to $4 million in the prior year period.
  Net income for the quarter was $123 million on a reported basis, with earnings per diluted share of $0.46, which compares to $92 million and earnings per diluted share of $0.32 in the prior year period. The reported tax rate for the quarter was 19.2% compared to 3.8% in the prior year period. On a non-GAAP basis, net income for the quarter was $136 million with earnings per diluted share of $0.51. This compared to non-GAAP net income of $145 million with earnings per diluted share of $0.51 in the prior year period. The non-GAAP tax rate for the quarter was 13.8% compared to 10.3% in the prior year period.

Balance Sheet and Cash Flow Highlights

  At quarter-end, cash, cash equivalents and short-term investments totaled $1.07 billion and total borrowings outstanding were $1.59 billion.
  Inventory at quarter-end was $913 million versus ending inventory of $700 million a year ago. The increase in inventory versus prior year was driven by a higher level of in-transits.
  Free cash flow year-to-date was an inflow of $541 million compared to an inflow of $876 million in the prior year. Year-to-date CapEx and implementation costs related to Cloud Computing were $119 million versus $69 million in the year ago period.
  In May, subsequent to quarter-end, Tapestry took actions to optimize its capital structure, supporting the Company’s incremental share repurchase while maintaining its financial flexibility. The Company entered into a new credit facility to refinance and replace its existing credit facility which extends maturity to May 2027, upsizes the revolver to $1.25 billion and includes a $500 million five-year term loan. The proceeds of this term loan will be utilized to repay Tapestry’s July 2022 bonds totaling $400 million in Fiscal 2022, as well as for general corporate purposes.

Non-GAAP Reconciliation

During the fiscal third quarter of 2022, Tapestry recorded certain items that decreased the Company’s pre-tax income by $6 million, net income by $14 million, and earnings per diluted share by $0.05. These items included:

  Acceleration Program: Pre-tax charges of $6 million primarily associated with share-based compensation and professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives. Tapestry continues to expect to incur total pre-tax charges of approximately $215 million to $220 million over the life of the Acceleration Program, including approximately $10 million in remaining charges in the fiscal fourth quarter, primarily consisting of share-based compensation and professional fees.

Please refer to Financial Schedules 3 – 6 included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Fiscal Year 2022 Outlook

Tapestry’s Fiscal 2022 outlook is provided on a non-GAAP basis and excludes Acceleration Program and debt extinguishment charges as described in the “Fiscal Year 2022 Outlook - Non-GAAP Adjustments” section of this press release.

The Company is modifying its Fiscal 2022 outlook due to (i) an estimated headwind of $0.25 to $0.30 due to incremental Covid-related pressure in China and (ii) an anticipated negative impact of approximately $0.17 based on the current expectation that the Generalized System of Preferences (‘GSP’) with retroactive benefit will not be adopted in the Company’s current fiscal year. Excluding these external factors, the Company’s projection would have been $0.25 to $0.30 ahead of its prior outlook driven primarily by healthy underlying momentum in the rest of the world, notably North America, and inclusive of a $0.04 contribution from additional share repurchase activity. The following outlook replaces all previous guidance:

  Revenue of approximately $6.7 billion, which represents a high-teens growth rate versus the prior year on a 52-week, comparable basis, and would mark a record level of sales for the Company.
  Net interest expense of approximately $62 million.
  Tax rate of approximately 18.0%, assuming a continuation of current tax laws.
  Weighted average diluted share count of approximately 271 million shares, incorporating the anticipated $1.6 billion in share repurchase activity throughout Fiscal 2022.
  Earnings per diluted share in the area of $3.45, representing nearly 20% growth versus the prior year on a 52-week, comparable basis.

Please note, due to the ongoing dynamic nature of the Covid-19 pandemic, financial results could differ materially from the current outlook due to a number of external events, including the potential for more widespread resurgences of the pandemic globally and resulting pressure on trends, as well as further supply chain disruptions, including potential continued production and distribution delays as well as increased costs, not contemplated in the Company’s estimates.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, May 12, 2022. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 2898477. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2022 fourth quarter and full year results on Thursday, August 18, 2022.

In addition, the Company plans to host an Investor Day in September 2022 to discuss its long-term strategic initiatives and financial outlook.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, Kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2022 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, statements regarding the Company’s capital deployment plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “we see significant growth opportunities,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic , including impacts on our supply chain, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Condensed Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Nine Months Ended April 2, 2022 and March 27, 2021
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	April 2, 2022	March 27, 2021	April 2, 2022	March 27, 2021

Net sales	$1,437.5	$1,273.3	$5,059.6	$4,130.9
Cost of sales	432.4	361.4	1,528.4	1,215.1
Gross profit	1,005.1	911.9	3,531.2	2,915.8
Selling, general and administrative expenses	835.6	795.2	2,603.9	2,207.5
Operating income (loss)	169.5	116.7	927.3	708.3
Loss on extinguishment of debt	-	-	53.7	-
Interest expense, net	14.8	16.9	46.8	55.0
Other expense (income)	3.0	4.4	8.3	(1.8)
Income before provision for income taxes	151.7	95.4	818.5	655.1
Provision for income taxes	29.0	3.7	151.0	20.7
Net income (loss)	$122.7	$91.7	$667.5	$634.4
Net income (loss) per share:
Basic	$0.47	$0.33	$2.47	$2.29
Diluted	$0.46	$0.32	$2.42	$2.25
Shares used in computing net income per share:
Basic	259.9	278.2	269.7	277.5
Diluted	265.5	285.6	275.9	281.5

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Nine Months Ended April 2, 2022 and March 27, 2021
(in millions)
(unaudited)

	QUARTER ENDED
	April 2, 2022	March 27, 2021	% Change vs. FY21	Constant Currency % Change FY21	% Change vs. FY19

Coach	$1,072.4	$963.5	11%	12%	11%
Kate Spade	301.5	252.4	19%	21%	7%
Stuart Weitzman	63.6	57.4	11%	10%	(25)%
Total Tapestry	$1,437.5	$1,273.3	13%	14%	8%

	NINE MONTHS ENDED
	April 2, 2022	March 27, 2021	% Change vs. FY21	Constant Currency % Change FY21	% Change vs. FY19

Coach	$3,712.3	$3,064.2	21%	21%	17%
Kate Spade	1,101.4	868.4	27%	27%	6%
Stuart Weitzman	245.9	198.3	24%	22%	(19)%
Total Tapestry	$5,059.6	$4,130.9	22%	22%	12%

Schedule 3: Items Affecting Comparability – 3Q22

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended April 2, 2022
		Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	780.0	-	780.0
Kate Spade	189.4	-	189.4
Stuart Weitzman	35.7	-	35.7
Gross profit(1)	$1,005.1	$-	$1,005.1

SG&A expenses
Coach	494.5	1.5	493.0
Kate Spade	179.1	0.7	178.4
Stuart Weitzman	42.0	(0.1)	42.1
Corporate	120.0	4.2	115.8
SG&A expenses	$835.6	$6.3	$829.3

Operating income (loss)
Coach	285.5	(1.5)	287.0
Kate Spade	10.3	(0.7)	11.0
Stuart Weitzman	(6.3)	0.1	(6.4)
Corporate	(120.0)	(4.2)	(115.8)
Operating income (loss)	$169.5	$(6.3)	$175.8

Provision for income taxes	29.0	7.3	21.7
Net income (loss)	$122.7	$(13.6)	$136.3
Net income (loss) per diluted common share	$0.46	$(0.05)	$0.51

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 4: Items Affecting Comparability – 3Q21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 27, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	718.0	-	-	718.0
Kate Spade	160.2	-	-	160.2
Stuart Weitzman	33.7	-	-	33.7
Gross profit(1)	$911.9	$-	$-	$911.9

SG&A expenses
Coach	466.6	4.7	20.4	441.5
Kate Spade	168.9	0.9	19.3	148.7
Stuart Weitzman	51.2	3.4	6.1	41.7
Corporate	108.5	11.4	-	97.1
SG&A expenses	$795.2	$20.4	$45.8	$729.0

Operating income (loss)
Coach	251.4	(4.7)	(20.4)	276.5
Kate Spade	(8.7)	(0.9)	(19.3)	11.5
Stuart Weitzman	(17.5)	(3.4)	(6.1)	(8.0)
Corporate	(108.5)	(11.4)	-	(97.1)
Operating income (loss)	$116.7	$(20.4)	$(45.8)	$182.9

Provision for income taxes	3.7	(3.2)	(9.8)	16.7
Net income (loss)	$91.7	$(17.2)	$(36.0)	$144.9
Net income (loss) per diluted common share	$0.32	$(0.06)	$(0.13)	$0.51

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 5: Items Affecting Comparability – 3Q22 YTD

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Nine Months Ended April 2, 2022
		Items Affecting Comparability
	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,689.2	-	-	2,689.2
Kate Spade	696.6	-	-	696.6
Stuart Weitzman	145.4	-	-	145.4
Gross profit(1)	$3,531.2	$-	$-	$3,531.2

SG&A expenses
Coach	1,564.7	-	4.0	1,560.7
Kate Spade	565.4	-	4.2	561.2
Stuart Weitzman	139.9	-	3.2	136.7
Corporate	333.9	-	20.3	313.6
SG&A expenses	$2,603.9	$-	$31.7	$2,572.2

Operating income (loss)
Coach	1,124.5	-	(4.0)	1,128.5
Kate Spade	131.2	-	(4.2)	135.4
Stuart Weitzman	5.5	-	(3.2)	8.7
Corporate	(333.9)	-	(20.3)	(313.6)
Operating income (loss)	$927.3	$-	$(31.7)	$959.0

Loss on extinguishment of debt	53.7	53.7	-	-

Provision for income taxes	151.0	(12.9)	(0.7)	164.6
Net income (loss)	$667.5	$(40.8)	$(31.0)	$739.3
Net income (loss) per diluted common share	$2.42	$(0.15)	$(0.11)	$2.68

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 6: Items Affecting Comparability – 3Q21 YTD

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Nine Months Ended March 27, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,251.0	-	-	-	2,251.0
Kate Spade	547.4	-	-	-	547.4
Stuart Weitzman	117.4	-	-	-	117.4
Gross profit(1)	$2,915.8	$-	$-	$-	$2,915.8

SG&A expenses
Coach	1,317.6	-	21.2	20.4	1,276.0
Kate Spade	474.1	-	4.3	19.3	450.5
Stuart Weitzman	123.0	-	(1.3)	6.1	118.2
Corporate	292.8	-	44.5	-	248.3
SG&A expenses	$2,207.5	$-	$68.7	$45.8	$2,093.0

Operating income (loss)
Coach	933.4	-	(21.2)	(20.4)	975.0
Kate Spade	73.3	-	(4.3)	(19.3)	96.9
Stuart Weitzman	(5.6)	-	1.3	(6.1)	(0.8)
Corporate	(292.8)	-	(44.5)	-	(248.3)
Operating income (loss)	$708.3	$-	$(68.7)	$(45.8)	$822.8

Provision for income taxes	20.7	(95.0)	(15.4)	(9.8)	140.9
Net income (loss)	$634.4	$95.0	$(53.3)	$(36.0)	$628.7
Net income (loss) per diluted common share	$2.25	$0.27	$(0.15)	$(0.10)	$2.23

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as SG&A expense ratio, and operating margin, have been presented both including and excluding Acceleration Program costs for the third quarter and first nine months of fiscal year 2022 and Debt Extinguishment costs for the first nine months of fiscal year 2022, as well as Impairment and Acceleration Program costs for the third quarter and first nine months of fiscal year 2021 and the effects of certain items related to the tax benefit the Company received under the CARES Act for the first nine months of fiscal year 2021.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

In addition to these non-GAAP measures, the Company has provided comparisons to certain fiscal year 2019 results and trends, referred to as pre-pandemic levels, which the Company believes is useful to investors and others in evaluating the Company’s results, due to the significant impact of the Covid-19 pandemic on the Company’s operations and financial results, starting in the second half of fiscal year 2020.

Fiscal Year 2022 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to the Acceleration Program, which have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2022 guidance.

This Fiscal 2022 non-GAAP guidance excludes $40 to $45 million in Acceleration Program charges, primarily consisting of share-based compensation and professional fees, as well as $54 million in Debt Extinguishment costs incurred in the first nine months of fiscal 2022 related to the premiums, amortization, and fees associated with the $500 million cash tender of senior notes due in 2025 and 2027.

Schedule 7: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At April 2, 2022 and July 3, 2021
(in millions)

	(unaudited)	(audited)
	April 2, 2022	July 3, 2021
ASSETS
Cash, cash equivalents and short-term investments	$1,073.0	$2,015.8
Receivables	242.9	200.2
Inventories	913.0	734.8
Other current assets	329.7	424.5
Total current assets	2,558.6	3,375.3
Property and equipment, net	576.6	678.1
Lease right-of-use assets	1,359.7	1,496.6
Other noncurrent assets	2,843.3	2,832.4
Total assets	$7,338.2	$8,382.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$478.9	$445.2
Accrued liabilities	547.7	661.2
Short-term lease liabilities	306.7	319.4
Current debt	400.0	-
Total current liabilities	1,733.3	1,425.8
Long-term debt	1,189.8	1,590.7
Long-term lease liabilities	1,356.2	1,525.9
Other liabilities	523.9	580.7
Stockholders' equity	2,535.0	3,259.3
Total liabilities and stockholders' equity	$7,338.2	$8,382.4

Schedule 8: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended April 2, 2022 and March 27, 2021
(in millions)

	(unaudited)	(unaudited)
	April 2, 2022	March 27, 2021
Cash Flows from Operating Activities
Net income (loss)	$667.5	$634.4
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	148.1	167.2
Loss on extinguishment of debt	53.7	-
Other non-cash items	71.5	(38.3)
Changes in operating assets and liabilities	(324.4)	181.3
Net cash provided by operating activities	616.4	944.6

Cash Flows from Investing Activities
Purchases of property and equipment	(75.1)	(68.9)
Purchase of investments	(523.4)	(0.5)
Other items	261.0	25.8
Net cash provided by (used in) investing activities	(337.5)	(43.6)

Cash Flows from Financing Activities
Dividend payments	(202.8)	-
Repurchase of common stock	(1,249.8)	-
Proceeds from issuance of debt, net of discount	498.5	-
Payment of debt extinguishment costs	(50.7)	-
Repayment of debt	(500.0)	(11.5)
Repayment of revolving credit facility	-	(700.0)
Other items	36.5	22.9
Net cash provided by (used in) financing activities	(1,468.3)	(688.6)
Effect of exchange rate on cash and cash equivalents	(12.3)	13.0

Net (decrease) increase in cash and cash equivalents	(1,201.7)	225.4
Cash and cash equivalents at beginning of period	$2,007.7	$1,426.3
Cash and cash equivalents at end of period	$806.0	$1,651.7

Schedule 9: Store Count by Brand – 3Q22

TAPESTRY, INC.
STORE COUNT
At January 1, 2022 and April 2, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	January 1, 2022	Openings	(Closures)	April 2, 2022
Coach
North America	354	-	(8)	346
International	600	15	(9)	606

Kate Spade
North America	209	-	(2)	207
International	192	5	(5)	192

Stuart Weitzman
North America	43	-	(3)	40
International	57	-	-	57

Schedule 10: Store Count by Brand – 3Q22 YTD

TAPESTRY, INC.
STORE COUNT
At July 3, 2021 and April 2, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 3, 2021	Openings	(Closures)	April 2, 2022
Coach
North America	354	3	(11)	346
International	585	39	(18)	606

Kate Spade
North America	210	-	(3)	207
International	197	9	(14)	192

Stuart Weitzman
North America	48	-	(8)	40
International	56	1	-	57

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com